Exhibit 99

Dillard’s, Inc. Reports June Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 9, 2009--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the five weeks ended July 4, 2009 were $497,165,000 compared to sales for the five weeks ended July 5, 2008 of $593,285,000. Total sales decreased 16%. Sales in comparable stores decreased 14% for the five-week period.

Sales for the 22 weeks ended July 4, 2009 were $2,344,280,000 compared to sales for the 22 weeks ended July 5, 2008 of $2,773,160,000. Total sales decreased 15%. Sales in comparable stores decreased 13% for the 22-week period.

During the five weeks ended July 4, 2009, sales were above the average total Company trend in the Central region, slightly below trend in the Eastern region and below trend in the Western region. The sales performance in the home and furniture category was significantly below trend during the period.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations